Exhibit 99.1

GOLDFIELD ANNOUNCES FIRST QUARTER 2011 RESULTS

MELBOURNE, Florida, May 12, 2011 - The Goldfield Corporation (NYSE Amex: GV) today announced results for the three months ended March 31, 2011. The Goldfield Corporation is a leading provider of electrical construction services in the Southeast with operations throughout the United States. Goldfield is also engaged in real estate development activities.

Revenue for the three months ended March 31, 2011, increased 4.5% to $8.9 million from $8.5 million in the like period last year. This increase in revenue was mainly due to higher electrical construction revenue. The Company reported an operating loss of $1,000, compared to operating income of $146,000 in 2010.

For the three months ended March 31, 2011, the electrical construction segment had revenue of $8.2 million and operating income of $328,000, compared to revenue of $7.6 million and operating income of $595,000, in the prior year. The increase in revenue was mainly due to the timing of projects, together with an overall increase in activity in transmission and fiber optic work during the first quarter 2011. The decrease in operating income was largely the result of additional expenses associated with our growth and expansion efforts.

For the three months ended March 31, 2011, the real estate development segment had revenue of $766,000 and operating income of $225,000, compared to revenue of $896,000 and operating income of $251,000, in the prior year. During the three months ended March 31, 2011 we sold two condominium units from our Pineapple House project, compared to three such units in the same period last year.

Net loss for the three months ended March 31, 2011 was $11,000 or $0.00 per share, compared to a net income of $115,000 or $0.00 per share in 2010.

John H. Sottile, Goldfield’s President and Chief Executive Officer commented, “We are encouraged by the continuing improvement in the level of activity in our electrical construction operations, and through our expansion efforts outside our traditional Southeastern base we are positioning the Company for enhanced opportunities for future growth.” Mr. Sottile continued, “In our real estate development segment, we have continuing sales at Pineapple House at prices above our carrying values. With only three units remaining unsold in our only real estate project, Pineapple House, and the retirement in February of all of our real estate debt, our remaining exposure to the depressed Florida real estate market is extremely limited.”

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast. For additional information, please visit http://www.goldfieldcorp.com.

This press release includes forward looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Factors that may affect the results of our real estate development operations include, among others: the continued weakness in the Florida real estate market; the level of consumer confidence; our ability to acquire land; increases in interest rates and availability of mortgage financing to our buyers; increases in construction and homeowner insurance and the availability of insurance. Factors that may affect the results of all of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; our ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenues and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com.

For further information, please contact:

The Goldfield Corporation

Phone: (321) 724-1700

Email: investorrelations@goldfieldcorp.com

- Tables to Follow -

The Goldfield Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenue
Electrical construction	$8,154,530	$7,636,922
Real estate development	765,872	896,026

Total revenue	8,920,402	8,532,948

Costs and expenses
Electrical construction	7,008,979	6,276,026
Real estate development	430,626	493,518
Selling, general and administrative	747,065	900,486
Depreciation	734,135	716,844
Loss on sale of assets	714	—

Total costs and expenses	8,921,519	8,386,874

Total operating (loss) income	(1,117)	146,074

Other (expenses) income, net
Interest income	6,634	7,271
Interest expense, net	(27,002)	(33,247)
Other income, net	20,381	9,747

Total other income (expenses), net	13	(16,229)

(Loss) income from continuing operations before income taxes	(1,104)	129,845

Income tax provision	10,156	15,159

Net (loss) income	$(11,260)	$114,686

(Loss) income per share of common stock - basic and diluted	$(0.00)	$0.00

Weighted average shares outstanding - basic and diluted	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$3,657,417	$4,174,518
Accounts receivable and accrued billings, net	3,383,574	4,393,659
Real estate inventory	633,233	774,584
Costs and estimated earnings in excess of billings on uncompleted contracts	2,669,103	1,254,054
Prepaid expenses	774,349	304,802
Other current assets	234,097	172,070

Total current assets	11,351,773	11,073,687

Property, buildings and equipment, at cost, net	10,442,711	8,232,306
Notes receivable, less current portion	227,742	237,714
Deferred charges and other assets	1,499,662	1,415,775

Total assets	$23,521,888	$20,959,482

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,115,505	$2,418,056
Current portion of notes payable	991,429	1,176,552
Other current liabilities	133,087	279,304

Total current liabilities	4,240,021	3,873,912
Other accrued liabilities	—	17,094
Notes payable, less current portion	4,834,651	2,610,000

Total liabilities	9,074,672	6,501,006

Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Accumulated deficit	(5,507,657)	(5,496,397)
Common stock in treasury, at cost	(1,308,187)	(1,308,187)

Total stockholders’ equity	14,447,216	14,458,476

Total liabilities and stockholders’ equity	$23,521,888	$20,959,482